Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X of the Exchange Act. The unaudited pro forma condensed combined financial information present the pro forma effects of (i) the Merger (as defined below), (ii) the other transactions contemplated by the Merger Agreement (as defined below), (iii) the issuance of a special grant of equity awards by Uniti (as defined below) in connection with the Merger Agreement (as described in the Special Equity Grants section below), and (iv) the issuance of $300.0 million senior secured notes by Uniti and Uniti’s draw of $318.0 million on its revolving credit facility (as described in the Financing section below) (collectively, the “Transactions”).

The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2025, and for the year ended December 31, 2024 give effect to the Transactions as if they had been consummated on January 1, 2024, the first day of Uniti’s fiscal year 2024, and combines the unaudited historical condensed consolidated statement of income of New Uniti (as defined below) for the nine months ended September 30, 2025, the unaudited historical condensed consolidated statement of income of Windstream for the six months ended June 30, 2025, the unaudited statement of income of Windstream for the one month ended July 31, 2025 derived from books and record, and the audited historical consolidated statement of income of Windstream and Uniti for the year ended December 31, 2024.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent Uniti management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•	The unaudited historical condensed consolidated financial statements of New Uniti as of and for the nine months ended September 30, 2025, and the related notes set forth in the Quarterly Report on the Form 10-Q filed with the Securities Exchange Commission (the “SEC”) on November 7, 2025;

•	The audited historical consolidated financial statements of Uniti as of and for the year ended December 31, 2024, and the related notes set forth in the Annual Report on the Form 10-K filed with the Securities Exchange Commission (the “SEC”) on February 21, 2025;

•	The unaudited historical condensed consolidated financial statements of Windstream for the six months ended June 30, 2025 and the related notes, filed by New Uniti as Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on July 31, 2025;

•	The audited historical consolidated financial statements of Windstream for the year ended December 31, 2024 and the related notes, filed by New Uniti as Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on March 4, 2025;

•	Uniti’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” set forth in the Quarterly Report on the Form 10-Q filed with the SEC on November 7, 2025 and the Annual Report on the Form 10-K filed with the SEC on February 21, 2025; and

•	Windstream’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for the six months ended June 30, 2025 filed by New Uniti as Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC on July 31, 2025.

•	Windstream’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for the year ended December 31, 2024 filed by New Uniti as Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC on March 4, 2025.

Description of the Merger

On August 1, 2025, pursuant to the previously announced Agreement and Plan of Merger, dated as of May 3, 2024, by and between Uniti Group LLC, a Delaware corporation (f/k/a Uniti Group Inc. and recently converted from a Maryland corporation) (“Uniti”), New Windstream, LLC, a Delaware limited liability company (“Windstream”) (as successor to Windstream Holdings II, LLC, a Delaware limited liability company), New Uniti HoldCo LP, a Delaware limited partnership and New Windstream Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Windstream (“Merger Sub”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (the “Merger Agreement”), Uniti and Windstream completed the previously announced merger by consummating the following transactions: (a) Windstream merged with and into Uniti Group Inc., a Delaware corporation (f/k/a Windstream Parent, Inc.) and, at such time, a direct wholly owned subsidiary of Windstream (“New Uniti”), with New Uniti surviving the merger as the ultimate parent company of the combined company (the “Internal Reorg Merger”), and (b) Merger Sub merged with and into Uniti (the “Merger”), with Uniti surviving the Merger as an indirect wholly owned subsidiary of New Uniti.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Uniti’s common stock, par value $0.0001 per share (the “Uniti Common Stock”) issued and outstanding immediately prior to the Effective Time was cancelled and retired and converted into the right to receive 0.6029 shares of New Uniti Common Stock. Without giving effect to the conversion of any outstanding convertible securities or New Uniti Warrants, following the consummation of the Merger (the “Closing”), pre-Closing Uniti stockholders held approximately 62% of the outstanding shares of New Uniti Common Stock. Cash in lieu of fractional shares of New Uniti Common Stock was calculated by multiplying the closing sale price of a share of New Uniti Common Stock on Nasdaq on the trading day immediately following the date on which the Effective Time occurred by the fraction of a share of New Uniti Common Stock to which a holder would otherwise have been entitled, without interest and subject to any withholding of taxes. The Exchange Ratio, as defined in the Merger Agreement, was calculated to be 0.6029 as of the Closing, August 1, 2025.

In connection with the Internal Reorg Merger (as defined in the Merger Agreement), prior to the Effective Time, Windstream’s pre-Closing equityholders received (i) a number of shares of New Uniti’s common stock (the “New Uniti Common Stock”) representing approximately 35.42% of the outstanding shares of New Uniti Common Stock, (ii) shares of preferred stock of New Uniti having an aggregate initial liquidation preference of $575,000,000 (the “New Uniti Preferred Stock”) and (iii) warrants of New Uniti representing approximately 6.9% of the outstanding New Uniti Common Stock immediately following the Closing on a fully diluted basis after giving effect to such warrants (the “New Uniti Warrants”). Following the Effective Time, Windstream’s pre-Closing equityholders also received $370,659,503 in cash from Uniti (the “Closing Cash Payment”).

As a result of the pre-Closing Windstream reorganization as well as the Merger, all surviving Windstream equityholders had their historical Windstream equity exchanged for New Uniti Common Stock, New Uniti Preferred Stock, and New Uniti Warrants. In addition, and as a result of the Merger, all historical Uniti stockholders had each outstanding shares of Uniti Common Stock exchanged for New Uniti Common Stock in accordance with the Exchange Ratio. Each outstanding share of Uniti Common Stock at the Effective Time was converted into approximately 0.6029 shares of New Uniti Common Stock in accordance with the Exchange Ratio, resulting in a reverse stock split to Uniti shareholders. Refer to Note 8 for discussion on the pro forma effect of the reverse stock split and impact to Uniti’s historical earnings (loss) per common share.

Special Equity Grants

On May 16, 2024, the Compensation Committee (the “Committee”) of the Uniti Board of Directors approved a special grant of Uniti PSU Awards (the “Special PSU Awards”) and Uniti Restricted Stock Awards (the “Special Restricted Stock Awards”) to certain Uniti executive officers and employees (the “Special Equity Grants”). The Special Restricted Stock Awards will vest as to 20%, 30% and 50% on the first, second and third anniversaries of the Closing, respectively. The Special PSU Awards will vest between 0% and 200% of the target amount based on performance over the three-year period following the Closing. These special grants are designed to create additional incentives that extend beyond the stockholder return objectives and time frame of previously granted equity awards, with the goal of driving outstanding levels of performance and value creation during the three-year period after the Closing.

Financing

On May 17, 2024, certain subsidiaries of Uniti issued $300.0 million aggregate principal amount of new 10.50% secured notes due 2028, and Uniti used a portion of the net proceeds from the offering to temporarily repay outstanding borrowings under its Revolving Credit Facility (as defined below). Uniti used the liquidity from the offering to fund a portion of the Closing Cash Payment in connection with the Merger.

On July 29, 2025, Uniti drew $318.0 million under its revolving credit facility that will mature on September 24, 2027 (“Revolving Credit Facility”) to fund the remaining portion of the Closing Cash Payment. See Uniti’s historical financial statements and the related notes for additional information on the Revolving Credit Facility.

Accounting Treatment

The Merger is accounted for as a reverse merger using the acquisition method of accounting, pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805 (“ASC 805”), with Windstream treated as the legal acquirer and Uniti treated as the accounting acquirer. Uniti has been determined to be the accounting acquirer primarily based on an evaluation of the following facts and circumstances:

•	Uniti’s existing stockholders hold the majority (approximately 62%) voting interest in New Uniti immediately following the consummation of the Merger;

•	Uniti’s existing five-member board of directors were appointed and comprise the majority of the nine-member New Uniti Board;

•	New Uniti’s senior management is led by Uniti’s existing senior management team (consisting of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Executive Vice President – General Counsel and Secretary, Executive Vice President – Chief Technology Officer and Senior Vice President and Chief Revenue Officer);

•	Uniti is the entity that transferred cash to effectuate the Merger; and

•	Following the consummation of the Merger, New Uniti was renamed Uniti Group Inc. and is trading under the Nasdaq ticker “UNIT.”

The guidance in ASC 805 identifies the relevant indicators that must be evaluated to determine the accounting acquirer. As indicated in ASC 805-10-55-12(a) the acquirer usually is the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. As a result of the Merger, Uniti shareholders hold the majority of the voting interest in New Uniti. Further, the Company assessed the existence of large minority voting interests in consideration of ASC 805-10-55-12(b) and evaluated the impact of common ownership between Uniti and Windstream immediately prior to the Closing. The Company identified Elliott, who prior to the merger owned 58.70% and 4.16% of Windstream and Uniti, respectively and PIMCO, who prior to the merger owned 24.42% and 2.37% of Windstream and Uniti, respectively. Elliott has the largest minority voting interest in New Uniti immediately following the Merger; however, excluding Elliott's and PIMCO's ownership interest in Uniti, the remaining Uniti shareholders still maintain greater than 50% of the ownership of the combined company. Management also considered composition of the New Uniti Board. Pursuant to Section 3.1(a) of Article III of the Elliott Stockholder Agreement, Elliott exercised their right to select two of the nine members of the New Uniti Board. Two additional board members were jointly selected by Uniti and Elliott. As described above, Uniti’s existing five-member board of directors comprises the majority of the nine-person board and, as indicated in ASC 805-10-55-12(c), the acquirer usually is the combining entity whose owners have the ability to elect or appoint or to remove a majority the governing body. In addition, the composition of the New Uniti Board was not subject to change within a short period of time after the Closing. Furthermore, the standstill restrictions described in Section 4.1(a)(i) of the Elliott Stockholder Agreement restrict Elliott Stockholders from acquiring additional shares of New Uniti Common Stock until 30 days following the date Elliott loses its right to select a director or ceases to have a director on the New Uniti Board. Aside from as described above, common ownership did not influence any other factors assessed in the accounting acquirer analysis. Based on the Company's assessment of all relevant factors, Uniti was determined to be the accounting acquirer.

ASC 805 requires the allocation of the purchase price consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the total purchase price to acquire Windstream is allocated to the assets acquired and liabilities assumed of Windstream based upon preliminary estimated fair values. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed is recorded as goodwill. The net assets of Uniti continue to be recognized at historical cost. Because Uniti is treated as the accounting acquirer, prior period financial information presented in the New Uniti financial statements reflect the historical activity of Uniti.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of certain assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences between the preliminary amounts and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the nine months ended September 30, 2025

(In thousands, except per share data)

	For the nine months ended September 30, 2025	For the six months ended June 30, 2025	For the one month ended July 31, 2025							For the nine months ended September 30, 2025
	Uniti and New Uniti (Historical)	Windstream (Historical)	Windstream (Historical)	Elimination of Intercompany Transactions (Note 6)		Merger Transaction Accounting Adjustments (Note 4 and 5)		Financing Adjustments (Note 7)		Pro Forma Combined
Revenues
Service revenues	$1,281,894	$1,731,388	$279,192	$(483,796)	6A	$-		$-		$2,805,132
				(3,546)	6E
Sales revenues	35,376	26,704	5,713			-		-		67,793
Total revenue and sales	1,317,270	1,758,092	284,905	(487,342)		-		-		2,872,925
Costs and expenses
Cost of services and other revenues (exclusive of depreciation and amortization included below)	323,746	1,079,053	175,796	(4,309)	6B	(2,009)	4A	-		1,145,921
				(415,296)	6F	(52)	5E
						(11,008)	5F
Cost of sales (exclusive of depreciation and amortization included below)	27,365	26,321	6,384	-		-		-		60,070
Selling, general and administrative	177,109	295,775	47,126	-		(29,216)	5F	-		491,121
						327	5G
Depreciation and amortization	361,693	369,932	61,883	-		805	4A	-		724,202
						(180,504)	5B
						110,393	5C
Net (gain) loss on asset retirement and dispositions	516	(25,148)	(10,253)	33,274	6H	-		-		(1,611)
Net (gain) loss on sale of operating assets	(268)	(27,019)	(1,992)	-		-		-		(29,279)
Transaction related and other costs	179,047	8,466	9,170	-		-		-		196,683
Total costs and expenses	1,069,208	1,727,380	288,114	(386,331)		(111,264)		-		2,587,107
Operating (loss) income	248,062	30,712	(3,209)	(101,011)		111,264		-		285,818
Other (expense) income, net	1,684,156	8,709	15,312	-		-		-		1,708,177
Loss on extinguishment of debt	(40,458)	-	-	-		-		-		(40,458)
Interest expense, net	(426,514)	(116,383)	(18,613)	1,731	6C	(1,204)	4A	(14,998)	7A	(582,293)
				1,685	6G	(7,997)	5D
(Loss) income before income taxes	1,465,246	(76,962)	(6,510)	(97,595)		102,063		(14,998)		1,371,244
Income tax (benefit) expense	(145,200)	(3,526)	(12,707)	(119,439)	6D	25,516	5J	(3,750)	5J	(164,066)
				95,040	6I
Net (loss) income	1,610,446	(73,436)	6,197	(73,196)		76,547		(11,248)		1,535,310
Net (loss) income attributable to noncontrolling interests	-	-	-	-		-		-		-
Net (loss) income attributable to shareholders	1,610,446	(73,436)	6,197	(73,196)		76,547		(11,248)		1,535,310
Participating securities’ share in earnings	(41,300)	-	-	-		7,677	5H	-		(33,623)
Dividends declared on convertible preferred stock	(10)	-	-	-		10	5A	-		-
Dividends accumulated on New Uniti preferred stock	(9,900)	-	-	-		(40,026)	5I	-		(49,926)
Net (loss) income attributable to common shares	$1,559,236	$(73,436)	$6,197	$(73,196)		$44,208		$(11,248)		$1,451,761
Earnings per common share
Basic	$9.29
Diluted	$7.21
Weighted-average number of common shares outstanding
Basic	167,800
Diluted	220,000
Pro forma (loss) earnings per common share
Basic										$5.76	8B
Diluted										$4.04	8B
Pro forma weighted-average number of common shares outstanding
Basic										252,191	8B
Diluted										376,433	8B

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended December 31, 2024

(In thousands, except per share data)

	For the year ended December 31, 2024		For the year ended December 31, 2024							For the year ended December 31, 2024
	Uniti (Historical, as Reclassified) (Note 3)		Windstream (Historical)	Elimination of Intercompany Transactions (Note 6)		Merger Transaction Accounting Adjustments (Note 4 and 5)		Financing Adjustments (Note 7)		Pro Forma Combined
Revenues
Service and other revenues	$1,156,571		$3,661,413	$(817,951)	6AA	$-		$-		$3,992,822
				(7,211)	6EE
Sales revenues	10,356		56,940	-		-		-		67,296
Total revenue and sales	1,166,927		3,718,353	(825,162)		-		-		4,060,118
Costs and expenses
Cost of services and other revenues (exclusive of depreciation and amortization included below)	131,481		2,308,529	(8,784)	6BB	(3,444)	4A	-		1,712,187
				(696,893)	6FF	(89)	5E
						(18,613)	5F
Cost of sales (exclusive of depreciation and amortization included below)	8,896		43,456	-		-		-		52,352
Selling, general and administrative expense	105,019		653,513	-		(60,604)	5F	-		713,684
						15,756	5G
Depreciation and amortization	314,810		801,679	-		1,380	4A	-		1,000,626
						(345,439)	5B
						228,196	5C
Net (gain) loss on asset retirement and dispositions	-		(24,959)	41,603	6HH	-		-		16,644
Net (gain) loss on sale of operating assets	(18,953)		(128,969)	-		-		-		(147,922)
Transaction related and other costs	38,734		26,519	-		-		-		65,253
Total costs and expenses	579,987		3,679,768	(664,074)		(182,857)		-		3,412,824
Operating (loss) income	586,940		38,585	(161,088)		182,857		-		647,294
Other (expense) income, net	301		(11,569)	-		-		-		(11,268)
Loss on early extinguishment of debt	-		(18,531)	-		-		-		(18,531)
Interest expense, net	(511,364)		(239,576)	6,224	6CC	(2,064)	4A	(20,474)	7A	(789,368)
				3,320	6GG	(13,548)	5D	(11,886)	7B
(Loss) income before income taxes	75,877		(231,091)	(151,544)		167,245		(32,360)		(171,873)
Income tax (benefit) expense	(17,555)		(19,896)	(200,736)	6DD	41,811	5J	(8,091)	5J	(41,617)
				162,850	6II
Net (loss) income	93,432		(211,195)	(113,658)		125,434		(24,269)		(130,256)
Net (loss) income attributable to noncontrolling interests	26		-	-		(26)	5A	-		-
Net (loss) income attributable to shareholders	93,406		(211,195)	(113,658)		125,460		(24,269)		(130,256)
Participating securities’ share in earnings	(2,080)		-	-		2,080	5H	-		-
Dividends declared on convertible preferred stock	(20)		-	-		20	5A	-		-
Dividends accumulated on New Uniti preferred stock	-		-	-		(61,540)	5I	-		(61,540)
Net (loss) income attributable to common shares	$91,306		$(211,195)	$(113,658)		$66,020		$(24,269)		$(191,796)
Earnings per common share
Basic	$0.38
Diluted	$0.38
Weighted-average number of common shares outstanding
Basic	237,306
Diluted	237,306
Pro forma earnings per common share
Basic	$0.64	8A								$ (0.76)	8B
Diluted	$0.64	8A								$ (0.76)	8B
Pro forma weighted-average number of common shares outstanding
Basic	143,072	8A								250,959	8B
Diluted	143,072	8A								250,959	8B

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined statements of income presented for the nine months ended September 30, 2025 and the year ended December 31, 2024 assume the Transactions were completed on January 1, 2024.

As described above, unaudited pro forma condensed combined financial information has been prepared with the Merger being accounted for as a reverse merger using the acquisition method of accounting, pursuant to ASC 805 with Windstream treated as the legal acquirer and Uniti treated as the accounting acquirer. Under the acquisition method of accounting, the purchase consideration is allocated to Windstream’s assets acquired and liabilities assumed based on their estimated fair values at Closing. Any differences between the estimated fair value of the assets acquired and liabilities assumed is recorded to goodwill.

The process of valuing the assets and liabilities of Windstream immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. Additionally, under the acquisition method of accounting, the acquirer is required to recognize the consideration transferred at fair value. Refer to Note 2 for further information on the determination of consideration transferred. The actual accounting may vary based on final analyses of the valuation of assets acquired and liabilities assumed, which could be material. New Uniti will finalize the accounting for the Merger as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year from Closing.

Both Uniti and Windstream’s historical financial statements were prepared in accordance with GAAP and presented in U.S. dollars. The historical financial information of Uniti has been reclassified, as further discussed in Note 3, to align with the presentation of New Uniti. Further, the historical financial information of Windstream has been adjusted to align with Uniti accounting policy, as further discussed in Note 4.

Prior to the contemplated Transactions, Uniti and Windstream had several pre-existing relationships, which primarily relate to (i) the Windstream Leases, (ii) the asset purchase agreement, pursuant to which Uniti paid Windstream in exchange for exclusive rights to use certain fiber strand miles leased by Windstream, certain fiber assets (and underlying rights) owned by Windstream, dark fiber indefeasible rights of use (“IRUs”) relating to the fiber strand miles and fiber assets, and a 20-year IRU for certain strands included in the transferred fiber assets that Uniti granted to Windstream (the “Asset Purchase Agreement”), (iii) the settlement agreement, pursuant to which Uniti is obligated to make periodic payments to Windstream related to the litigation settlement between Uniti and Windstream that was implemented in connection with Windstream’s emergence from bankruptcy (the “2020 Settlement Agreement”), and (iv) various other leasing and supplier arrangements between Uniti and Windstream. See Uniti and Windstream’s historical financial statements and the related notes for additional information on the background of the pre-existing relationships between Uniti and Windstream. Upon the consummation of the Transactions, all historical pre-existing relationships between Uniti and Windstream are considered effectively settled for accounting purposes and the related transactions and balances became intercompany transactions under New Uniti. As such, in accordance with the guidance in ASC 805, all significant intercompany transactions and balances have been eliminated in the unaudited pro forma condensed combined financial information. Refer to Note 6 for the adjustments made to Uniti’s and Windstream’s historical statements of income to reflect the elimination of intercompany transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Uniti believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Uniti believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to Uniti’s management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Uniti. They should be read in conjunction with the historical financial statements and notes thereto of Uniti and Windstream. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.

Following the Closing, New Uniti consummated the Post-Closing Reorganization, which combined Windstream’s and Uniti’s debt into a single silo capital structure with a common parent entity. However, the Company has determined that this event did not have a material accounting impact on the unaudited pro forma condensed combined financial information.

Note 2. Purchase Consideration and Preliminary Purchase Price Allocation of the Merger

Purchase consideration

The merger consideration of $2,376.6 million is calculated based on the fair value of the consideration transferred, which includes the fair value of New Uniti Common Stock, New Uniti Preferred Stock and New Uniti Warrants issued, the cash consideration, and the effective settlement of pre-existing relationships. The calculation of the merger consideration is as follows:

Amount
(in thousands)
Fair value of New Uniti Common Stock issued (i)	$733,684
Fair value of New Uniti Preferred Stock issued (ii)	630,373
Fair value of New Uniti Warrants issued (iii)	142,750
Cash consideration (iv)	370,660
Settlement of pre-existing relationships (v)	499,130
Total merger consideration	$2,376,597

(i)	Represents the fair value of approximately 90.1 million shares of New Uniti Common Stock issued to Windstream equityholders. The number of shares of New Uniti Common Stock issued to Windstream equityholders is equal to the number of New Windstream LLC equity units outstanding immediately prior to Closing. As this Merger is accounted for as a reverse acquisition, the fair value of the common stock transferred is measured based upon: (a) the fair value per share of New Uniti Common Stock, which is based on the Uniti Common Stock price as of August 1, 2025, and (b) the number of shares of New Uniti Common Stock issued to Windstream equityholders, as follows:

New Uniti Common Stock price at August 1, 2025	$8.14
Shares of New Uniti Common Stock issued to Windstream equityholders	90,133,152
Fair value of New Uniti Common Stock issued in consideration	$733,683,857

(ii)	Represents the fair value of approximately 0.6 million shares of New Uniti Preferred Stock issued to Windstream equityholders. The value of the Preferred Stock was determined using a Black-Derman-Toy lattice model to account for the features of the New Uniti Preferred Stock, as well as the risk associated with the New Uniti Preferred Stock, which are captured through the risk free rate term structure and the credit risk adjusted spread.

(iii)	Represents the fair value of approximately 17.6 million New Uniti Warrants issued to Windstream equityholders. The calculated intrinsic value using the market price of New Uniti Common Stock as of August 1, 2025 was considered as a reasonable proxy of the value of the New Uniti Warrants.

(iv)	Represents the total cash consideration of $370.7 million paid.

(v)	Represents the amounts related to the effective settlement of pre-existing relationships as of August 1, 2025 between Uniti and Windstream, which are not part of the merger consideration transferred for Windstream as the effective settlement of pre-existing relationships between Uniti and Windstream are recognized and accounted for separately from the Merger. Refer to Note 6 for further details on the pre-existing relationships and the amounts that are being settled.

Preliminary purchase price allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Windstream are recorded at their fair value and added to those of Uniti. The pro forma adjustments are based on estimates of the fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.

The following table sets forth a preliminary allocation of the purchase consideration of the identifiable tangible and intangible assets acquired and liabilities assumed of Windstream:

in millions	Windstream Net Assets at Fair Value
Cash, cash equivalents and restricted cash	$141.2
Accounts receivable	317.6
Prepaid expenses and other current assets	288.1
Property, plant and equipment	3,545.7	2B
Intangible assets	1,147.6	2C
Operating lease right-of-use assets	431.9	2E
Other assets	52.7
Total assets	$5,924.8
Accounts payable	$124.7
Current portion of operating lease liabilities	107.4
Deferred revenue	132.1
Other current liabilities	428.9
Long-term debt	2,841.2	2D
Non-current operating lease liabilities	315.2
Deferred income taxes	294.5
Non-current deferred revenue	88.5
Pension obligation	94.6
Other liabilities	128.0
Total liabilities	$4,555.1
Net assets acquired (a)	$1,369.7
Purchase consideration (b)	$2,376.6	2A
Estimated goodwill (b) – (a)	$1,006.9

Purchase consideration noted in the table above was calculated based on New Uniti Common Stock using a stock price of $8.14, the closing price as of August 1, 2025. At this stock price, the allocation of total purchase consideration results in goodwill of $1,006.9 million, as detailed in the table above.

Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed are recorded as goodwill. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually or more frequently if indicators of impairment exist. Goodwill recognized in the Merger is not expected to be deductible for tax purposes.

The final determination of the purchase price allocation of the Merger is based on Windstream’s net assets acquired as of the Closing Date (as defined in the Merger Agreement). The purchase price allocation may change materially based on the receipt of more detailed information and completion of the valuation of Windstream’s net assets acquired as of the Closing Date. Therefore, the actual allocations may differ from the pro forma adjustments presented.

Purchase Price Allocation Adjustments

A.	Represents the total merger consideration of $2,376.6 million, consisting of (i) issuance of approximately 90.1 million shares of New Uniti Common Stock with a fair value of $733.7 million, (ii) issuance of approximately 0.6 million shares of New Uniti Preferred Stock with a fair value of $630.4 million, (iii) issuance of approximately 17.6 million New Uniti Warrants with a fair value of $142.8 million, and (iv) cash consideration of $370.7 million. The New Uniti Preferred Stock and New Uniti Warrants have been recognized as equity instruments upon consummation of the Transactions.

B.	Represents the fair value of Windstream’s property, plant, and equipment in connection with the application of the acquisition method of accounting.

Preliminary property, plant and equipment assumed consists of the following:

Property, plant and equipment	Approximate Fair Value (in thousands)	Estimated Useful Lives
Real property	$163,600	2 - 18 years
Outside plant assets	1,413,900	1 - 20 years
Other property, plant and equipment	1,508,100	4 - 12 years
Construction in progress	460,100	N/A
Total property, plant and equipment	$3,545,700

In determining the estimated fair value of the tangible assets, the cost approach was used, which considers cost to a market participant buyer to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence, including any functional, technological, and economic obsolescence if any. The analysis was based on the fixed asset subledger, network construction builds or proposals, financial data and supplementary descriptive data provided by Windstream.

C.	Represents the fair value of Windstream’s intangible assets in connection with the application of the acquisition method of accounting.

Preliminary identifiable intangibles assumed consist of the following:

Intangible assets	Approximate Fair Value (in thousands)	Estimated Useful Lives
FCC Spectrum licenses	$78,900	Indefinite
Right of way	38,100	9.4 years
IPv4 addresses	165,600	17.5 years
Customer relationships	750,000	5 years
Trade names	115,000	15 years
Total intangible assets	$1,147,600

For spectrum licenses, given the recency of acquisition in a competitive auction fair value was assumed to be equal to book value. Currently, there are no legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the spectrum, and therefore, the licenses are considered indefinite-lived intangible assets. For the right of way asset, given the recency of the agreement execution at market, fair value was assumed to be equal to book value. The fair value of the IPv4 addresses was determined using a “market approach,” based on observable recent auction prices and other relevant information generated by market transactions involving identical or comparable (that is, similar) assets. The fair value of the customer relationships intangible was determined using an “income approach,” specifically a multi-period excess earnings approach. The fair value of the trademarks and trade names was determined using an “income approach,” specifically the relief-from-royalty method.

D.	Represents the fair value of Windstream’s debt assumed in connection with the application of the acquisition method of accounting. This includes the elimination of historical Windstream's unamortized debt issuance costs, premium and discount balances associated with the assumed Windstream debt. This includes adjustments to long-term debt and unamortized debt issuance costs capitalized in assets.

The fair value of the debt assumed was measured based on either observed market prices in an inactive market or based on current market interest rates applicable to the related debt instrument.

E.	Represents the fair value of Windstream’s operating right-of-use assets in connection with the application of the acquisition method of accounting.

Preliminary assumed right-of-use assets were measured at an amount equal to the lease liability, adjusted for favorable or unfavorable terms of the lease when compared with market terms. In determining the fair value of leased real property, the income approach was performed on material leasehold intangibles to assess above/below market leasehold value.

Note 3. Adjustments to Uniti Historical Financial Information

The adjustments below are made to reclassify Uniti income statement balances to align with the presentation of New Uniti. These reclassifications have no effect on previously reported total revenue, total costs and expenses, or net income attributable to common shares.

Presented below are the reclassification adjustments made to Uniti’s income statement for the year ended December 31, 2024:

(in thousands)	Uniti (Historical)	Adjustments to reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
Revenues
Uniti Leasing (Rentals)	$873,964	$(873,964)	3AA	$-
Uniti Fiber (Rentals)	55,244	(55,244)	3AA	-
Uniti Leasing (Service)	6,526	(6,526)	3AA	-
Uniti Fiber (Service)	231,193	(220,837)	3AA	-
		(10,356)	3BB
Service and other revenues	-	1,156,571	3AA	1,156,571
Sales revenues	-	10,356	3BB	10,356
Total revenue	1,166,927	-		1,166,927
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	-	131,481	3CC	131,481
Cost of sales	-	8,896	3CC	8,896
Operating expense (exclusive of depreciation and amortization)	140,377	(140,377)	3CC	-
General and administrative expense	105,019	-		105,019
Depreciation and amortization	314,810	-		314,810
Transaction related and other costs	38,734	-		38,734
Gain on sale of real estate	(18,953)	18,953	3DD	-
Net (gain) loss on sale of operating assets	-	(18,953)	3DD	(18,953)
Total operating expenses	579,987	-		579,987
Operating (loss) income	586,940	-		586,940
Interest expense, net	(511,364)	-		(511,364)
Other (expense) income, net	301	-		301
(Loss) income before income taxes	75,877	-		75,877
Income tax (benefit) expense	(17,555)	-		(17,555)
Net (loss) income	93,432	-		93,432
Net (loss) income attributable to noncontrolling interests	26	-		26
Net (loss) income attributable to shareholders	93,406	-		93,406
Participating securities' share in earnings	(2,080)	-		(2,080)
Dividends declared on convertible preferred stock	(20)	-		(20)
Net (loss) income attributable to common shares	$91,306	$-		$91,306

Adjustments to Uniti’s Historical Statements of (Loss) Income

AA.	Represents the reclassification of Uniti’s rental and service revenues from Uniti Leasing (Rentals), Uniti Fiber (Rentals), Uniti Leasing (Service) and Uniti Fiber (Service) to Service and other revenues.

BB.	Represents the reclassification of Uniti’s sales revenue from Uniti Fiber (Service) to Sales revenues.

CC.	Represents the reclassification of Uniti’s cost of services and other revenues and cost of sales from Operating expense to Cost of services and other revenues and Cost of sales.

DD.	Represents the reclassification of Uniti’s Gain on sale of real estate to Net (gain) loss on sale of operating assets.

Note 4. Accounting Policies and Reclassifications

As part of the preparation of these unaudited pro forma condensed combined financial statements, Uniti’s management performed a preliminary accounting policy comparison between Uniti and Windstream. As of the date of this filing, New Uniti’s management’s comprehensive review of Uniti and Windstream’s accounting policies has not been finalized. As a result of the review, New Uniti’s management may identify additional differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Uniti.

As part of the preparation of these unaudited pro forma condensed combined financial statements, the following policy alignment adjustment was made:

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

A.	Represents the adjustment to align Windstream accounting policy with Uniti policy related to finance leases, resulting in a reclassification of certain amounts from Cost of services to Depreciation and amortization and Interest expense, net.

Note 5. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

The pro forma adjustments included in the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2025 and the year ended December 31, 2024 are as follows:

A.	Represents the adjustment to remove allocation of historical net income attributed to noncontrolling interest and to remove dividends declared on Uniti’s historical convertible preferred stock as part of the Pre-Closing Uniti Restructuring.

B.	Represents an adjustment to depreciation expense related to property, plant and equipment acquired, as described in Note 2B above, based on the estimated useful lives.

As discussed in Note 2, the purchase price allocation may change materially based on the receipt of more detailed information and completion of the valuation of Windstream’s net assets acquired as of the Closing Date. Accordingly, the actual depreciation expense may differ significantly from the pro forma amounts reflected herein.

The adjustment for depreciation expense is as follows:

In thousands	For the nine months ended September 30, 2025	For the year ended December 31, 2024
Reflects the removal of Windstream’s historical depreciation expense	$(421,518)	$(758,691)
Reflects the depreciation expense of acquired property, plant, and equipment	241,014	413,252
Net adjustment to depreciation expense	$(180,504)	$(345,439)

C.	Represents an adjustment to amortization expense related to intangible assets acquired, as described in Note 2C above, based on the estimated useful lives.

As discussed in Note 2, the purchase price allocation may change materially based on the receipt of more detailed information and completion of the valuation of Windstream’s net assets acquired as of the Closing Date. Accordingly, the actual amortization expense may differ significantly from the pro forma amounts reflected herein.

The adjustment for amortization expense is as follows:

In thousands	For the nine months ended September 30, 2025	For the year ended December 31, 2024
Reflects the removal of Windstream’s historical amortization expense	$(55,494)	$(42,987)
Reflects the amortization expense of acquired intangible assets	165,887	271,183
Net adjustment to amortization expense	$110,393	$228,196

D.	Represents an adjustment to interest expense recorded to amortize the fair value adjustment to assumed debt, as described in Note 2D above, over the remaining life of the debt instruments.

E.	Represents an adjustment to operating lease expense as a result of the adjustment to assumed right-of-use asset, as described in Note 2E above.

F.	Represents the reversal of historical amortization expense related to the elimination of deferred commission and deferred costs to fulfill, which do not qualify for separate asset recognition by Uniti. The fair value of the customer relationship intangible asset and related amortization expense contemplate the value of the acquired contracts.

G.	Represents an adjustment to stock-based compensation expense related to the Uniti Special Restricted Stock Awards and Uniti PSU Awards issued as part of the Special Equity Grants. The fair value of Uniti Special Restricted Stock Awards and Uniti PSU Awards is estimated using the Uniti Common Stock price as of the grant date.

H.	Represents the allocation of net income attributable to participating securities. Uniti Restricted Stock Awards are considered participating securities as they receive non-forfeitable rights to dividends at the same rate as Uniti Common Stock.

I.	Represents the dividends accumulated plus accretion of the carrying value on New Uniti Preferred Stock, in accordance with the underlying terms.

J.	Represents the income statement impact to tax from the adjustments. A blended statutory tax rate of 25% was utilized for all adjustments. The blended statutory tax rate is based on the jurisdictions in which the assets are located and is not necessarily indicative of the effective tax rate of New Uniti following the Transactions, which could be significantly different depending on post-acquisition activities, including the geographical mix of income.

Note 6. Elimination of Intercompany Transactions on the Unaudited Pro Forma Condensed Combined Statements of Income

The adjustments in Note 6 represent the elimination of intercompany transactions between Uniti and Windstream on the unaudited pro forma condensed statements of income. As all historical pre-existing relationships between Uniti and Windstream are considered effectively settled and the related transactions and balances became intercompany transactions under New Uniti, all balances related to pre-existing relationships were identified and eliminated from the historical Uniti and Windstream financial statements. Due to the differences in Uniti’s and Windstream’s historical accounting treatment for the pre-existing relationship transactions, the elimination of these transactions do not balance. The differences are primarily driven by Uniti and Windstream historical accounting for the 2020 Settlement Agreement and the tenant funded capital improvements (“TCIs”). Regarding the 2020 Settlement Agreement, Uniti recognized litigation expense in 2020 representing the present value of the settlement payments required under the 2020 Settlement Agreement and historically recognized accretion of the settlement payments as interest expense, while Windstream recognized the payments due from Uniti related to the 2020 Settlement Agreement at the date of lease modification as a reduction to Windstream’s operating lease liability, which historically has affected the straight-line lease expense recognized for the Windstream Leases. Regarding the TCIs, Uniti historically recognized the cost basis of TCIs that are capital in nature as both property, plant and equipment and deferred revenue, while Windstream historically accounts for TCIs as leasehold improvements that are capitalized to fixed assets and depreciated over the shorter of the initial lease term or the useful life of the asset. In addition to the two factors mentioned above which were the primary drivers of the differences in Uniti and Windstream’s pre-existing relationship balances, Uniti recognized below-market lease intangible liabilities as part of the Asset Purchase Agreement in 2020 and historically has amortized those liabilities into revenue over the lease term with Windstream. Further, Windstream historically recognized differences in the amount of growth capital improvements (“GCIs”) reimbursements from Uniti and the carrying value of the TCIs as gains. Uniti and Windstream separately evaluated and concluded on the accounting for these matters based on their independent assessment of the facts and judgements. The accounting guidance does not require entities to recognize transactions in the same manner with corresponding balancing entries as its counterparties. Accordingly, the elimination of the intercompany adjustments between the two entities reflected in the unaudited pro forma condensed combined financial information do not balance.

Presented below are the adjustments to eliminate intercompany transactions on the historical statement of income for the nine months ended September 30, 2025 related to the pre-existing relationship balances with Uniti and Windstream:

in thousands	Uniti		Windstream		Total
Service and other revenues	$(483,796)	6A	$(3,546)	6E	$(487,342)
Cost of services and other revenues	(4,309)	6B	(415,296)	6F	(419,605)
Interest expense, net	1,731	6C	1,685	6G	3,416
Net gain on asset retirement and dispositions	-		33,274	6H	33,274
Income tax expense, net (1)	(119,439)	6D	95,040	6I	(24,399)

(1)	Represents the income tax expense on the adjustments calculated at the pro forma tax rate of 25%. The adjustments to income tax expense are estimated based on a blended statutory tax rate and do not reflect actual tax rates, as discussed further in Note 5J.

Presented below are the adjustments to eliminate intercompany transactions on the historical statement of income for the year ended December 31, 2024 related to the pre-existing relationship balances with Uniti and Windstream:

in thousands	Uniti		Windstream		Total
Service and other revenues	$(817,951)	6AA	$(7,211)	6EE	$(825,162)
Cost of services and other revenues	(8,784)	6BB	(696,893)	6FF	(705,677)
Interest expense, net	6,224	6CC	3,320	6GG	9,544
Net gain on asset retirement and dispositions	-		41,603	6HH	41,603
Income tax expense, net (2)	(200,736)	6DD	162,850	6II	(37,886)

(2)	Represents the income tax expense on the adjustments calculated at the pro forma tax rate of 25%. The adjustments to income tax expense are estimated based on a blended statutory tax rate and do not reflect actual tax rates, as discussed further in Note 5J.

Elimination of Uniti Intercompany Transactions

Presented below are adjustments to eliminate previously recognized amounts on Uniti’s historical statement of income for the nine months ended September 30, 2025 related to the pre-existing relationship balances with Windstream:

in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$(475,231)	$(5,948)	$-	$(2,617)	$(483,796)	6A
Cost of services and other revenues	-	-	-	(4,309)	(4,309)	6B
Interest expense, net	-	-	1,731	-	1,731	6C

Presented below are adjustments to eliminate previously recognized amounts on Uniti’s historical statement of income for the year ended December 31, 2024 related to the pre-existing relationship balances with Windstream:

in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$(797,377)	$(13,630)	$-	$(6,944)	$(817,951)	6AA
Cost of services and other revenues	-	-	-	(8,784)	(8,784)	6BB
Interest expense, net	-	-	6,224	-	6,224	6CC

Elimination of Windstream Intercompany Transactions

Presented below are adjustments to eliminate previously recognized amounts on Windstream’s historical statement of income for the nine months ended September 30, 2025 related to the pre-existing relationship balances with Uniti:

in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$-	$-	$-	$(3,546)	$(3,546)	6E
Cost of services and other revenues	(414,267)	(15)	-	(1,014)	(415,296)	6F
Net gain on asset retirement and dispositions	33,274	-	-	-	33,274	6H
Interest expense, net	-	1,685	-	-	1,685	6G

Presented below are adjustments to eliminate previously recognized amounts on Windstream’s historical statement of income for the year ended December 31, 2024 related to the pre-existing relationship balances with Uniti:

in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$-	$(1,081)	$-	$(6,130)	$(7,211)	6EE
Cost of services and other revenues	(696,257)	(262)	-	(374)	(696,893)	6FF
Net gain on asset retirement and dispositions	41,603	-	-	-	41,603	6HH
Interest expense, net	-	3,320	-	-	3,320	6GG

Note 7. Financing Adjustments

As described above, on May 17, 2024, Uniti issued $300.0 million aggregate principal amount of new 10.50% secured notes due 2028 and used a portion of the net proceeds from the offering to temporarily repay outstanding borrowings under its Revolving Credit Facility. Uniti used the liquidity from the offering to fund a portion of the Closing Cash Payment. In addition, Uniti funded the remaining portion of the Closing Cash Payment by borrowing on its Revolving Credit Facility in the amount of $318.0 million on July 29, 2025. The following financing adjustments were made to the unaudited pro forma condensed combined financial statements:

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

A.	Represents estimated interest expense on Uniti’s $318.0 million draw on the Revolving Credit facility due 2027, based on the stated all in rate of 8.71%.

B.	Represents estimated interest expense on Uniti’s $300.0 million new secured notes due 2028, based on the stated interest rate of 10.5%, including the amortization of debt issuance costs and premium.

Note 8. Earnings (Loss) per Share

A.	As a result of the Merger, each issued and outstanding share of Uniti Common Stock was converted into a number of shares of New Uniti Common Stock equal to the Exchange Ratio, which is calculated to be approximately 0.6029 as of the Closing, August 1, 2025. Accordingly, each outstanding share of Uniti Common Stock at the Effective Time was converted into approximately 0.6029 shares of New Uniti Common Stock, resulting in a reverse stock split to Uniti shareholders.

The table below gives pro forma effect of this reverse stock split to Uniti’s historical December 31, 2024 earnings (loss) per share (“EPS”) information by retroactively applying the Exchange Ratio to Uniti’s historical weighted average shares outstanding:

in thousands, except per share data
Numerator:	For the year ended December 31, 2024
Historical Uniti net income (loss) attributable to common shares	$91,306
Denominator:
Historical Uniti weighted average shares outstanding	237,306
Exchange Ratio*	0.6029
Pro forma Uniti weighted average shares outstanding (converted to New Uniti Common Stock)	143,072
Basic	$0.64
Diluted	$0.64

* The Exchange Ratio, as defined in the Merger Agreement, is calculated as of the Closing, August 1, 2025.

B.	Represents pro forma EPS calculated using the Uniti historical weighted average shares outstanding and the issuance of additional shares in connection with the Transactions. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Merger and other Transactions have been outstanding for the entire periods presented.

in thousands, except per share data
Basic - Numerator:	For the nine months ended September 30, 2025 (5)	For the year ended December 31, 2024
Pro forma net (loss) income attributable to common shares	$1,451,761	$(191,796)
Basic - Denominator:
Historical Uniti weighted average shares outstanding (basic) (converted to New Uniti Common Stock) (1)	252,191	143,072
Shares of New Uniti Common Stock issued to Windstream equityholders	-	90,133
New Uniti Warrants issued per the Merger Agreement (2)	-	17,558
Weighted average shares of Special Restricted Stock Awards vested into New Uniti Common Stock	-	196
Total	252,191	250,959
Diluted - Numerator:
Pro forma net (loss) income attributable to common shares	$1,451,761	$(191,796)
Plus: adjustment for New Uniti Preferred Stock dividends (4)	49,926	-
Plus: adjustment for assumed conversion of historical Uniti 2027 convertible notes and exchangeable notes	17,959	-
Total	$1,519,646	$(191,706)
Diluted - Denominator: (3)
Historical Uniti weighted average shares outstanding (diluted) (converted to New Uniti Common Stock) (1)	252,191	143,072
Shares of New Uniti Common Stock to be issued to Windstream equityholders	-	90,133
New Uniti Warrants to be issued per the Merger Agreement	-	17,558
Additional shares from assumed conversion of New Uniti Preferred Stock to be issued per the Merger Agreement (converted to New Uniti Common Stock)	98,894	-
Shares from assumed conversion of the 2027 convertible notes and exchangeable notes	25,348	-
Weighted average shares of Special Restricted Stock Awards vested into New Uniti Common Stock	-	196
Total	376,433	250,959
Pro forma net (loss) income per share attributable to common stock:
Basic	$5.76	$(0.76)
Diluted	$4.04	$(0.76)

(1)	Historical Uniti weighted average shares outstanding for the year ended December 31, 2024, are converted into New Uniti Common Stock by applying the Exchange Ratio. Refer to Note 8A for discussions on the pro forma effect of the reverse stock split and impact to Uniti’s historical earnings (loss) per common share.

(2)	In accordance with ASC Topic 260, Earnings Per Share, shares issuable for little to no consideration should be included in the number of outstanding shares used for basic EPS. The New Uniti Warrants, which are considered participating securities, are penny warrants and therefore are included in the denominator of basic EPS.

(3)	To determine the dilutive impact, Uniti applied the if-converted method for Uniti’s historical exchangeable notes and 2027 convertible notes and the New Uniti Preferred Stock, and applied the two-class method for the participating Uniti Special Restricted Stock Awards as it was more dilutive than the treasury stock method.

(4)	For the year ended September 30, 2025, New Uniti Preferred Stock, which is redeemable for New Uniti Common Stock, was excluded in the computation of diluted EPS as the effect would have been anti-dilutive.

(5)	For the nine months ended September 30, 2025, the impact of the exchange ratio and New Uniti Common Stock issued in the merger is already included in Uniti’s weighted average shares outstanding.